July 19, 2005	FOR IMMEDIATE RELEASE
CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.50 Per Share
Company's assets reach $2 billion milestone

Second Quarter 2005 Financial Highlights:

  Earnings per diluted share increased 4% over prior year quarter and 9% over quarter ended March 31, 2005
  Net interest income rose 5% over prior year quarter and 3% over quarter ended March 31, 2005
  Non-interest income increased 7% over prior year quarter and 10% over quarter ended March 31, 2005
  Loans increased 6% from March 31, 2005
  Annualized net charge-offs of 0.19% for the quarter and 0.15% for the six months ended June 30, 2005

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended June 30, 2005, were $.50 per diluted share ($6,940,000) compared to the $.48 per diluted share ($6,691,000) the Company earned during the same quarter in the prior year, an increase of 4%. The Company's earnings during the quarters ended June 30, 2005 and 2004, were not impacted by significant non-operating items. The earnings of $.50 per diluted share also represent a 9% increase over the $.46 per diluted share the Company earned in the quarter ended March 31, 2005.

For the six months ended June 30, 2005, preliminary earnings were $.96 per diluted share ($13,417,000) up 4% from the $.92 per diluted share ($12,882,000) the Company earned during the same period in the prior year.

Great Southern President and CEO Joseph W. Turner said, "Great Southern posted solid second quarter earnings of $.50 per diluted share. Reported net income grew by 4% over the same period in 2004 and by 9% over last quarter. We experienced strong loan growth (up $83 million, or 6%) during the second quarter of this year, which came from our customer base in the southwest and central Missouri market region, as well as our loan production offices in the Kansas City, St. Louis and Northwest Arkansas regions. We were pleased with our non-interest income growth which was fueled by a 13% increase in commissions from our travel, insurance and investment divisions and a 3% increase in service charges and ATM fees from the same quarter a year ago. These fees were up 14% from their total in the immediately preceding quarter. Consistent with the Company's continued growth (assets up 18% over one year ago), non-interest expense, including salaries and employee benefits, increased 12% from the same period in 2004.

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"In addition, our Company is celebrating the milestone of surpassing $2 billion in assets. This is a testament to the hard work and dedication of our associates and their commitment to build winning relationships with our customers, shareholders, communities and each other. We thank our customers for their business and thank our shareholders for their investment in Great Southern."

For the three months ended June 30, 2005, annualized return on average equity was 18.84% and annualized return on average assets was 1.41%. For the six months ended June 30, 2005, annualized return on average equity was 18.47% and annualized return on average assets was 1.39%.

Stockholders' equity at June 30, 2005, was $148.6 million (7.4% of total assets), equivalent to a book value of $10.85 per share.

NET INTEREST INCOME

Net interest income for the second quarter of 2005 increased 5% to $15,524,000 compared to $14,765,000 for the second quarter of 2004. Net interest margin was 3.37% in the quarter ended June 30, 2005, compared to 3.83% in the same period in 2004, a decrease of 46 basis points. The Company's net interest margin for the second quarter of 2005 decreased by 8 basis points from the Company's net interest margin of 3.45% in the quarter ended March 31, 2005.

Turner commented, "As we discussed in previous filings, the current interest rate environment continues to pose challenges as we experienced some net interest margin compression in the first quarter with a smaller amount of compression in this latest quarter. There is still considerable debate over how much more short term interest rates will rise and the effects of this and other economic factors on intermediate and long term rates. To the extent that loan growth continues over the remainder of the year, we expect continued moderate growth in net interest income, which is what we experienced in this quarter."

NON-INTEREST INCOME

Non-interest income for the second quarter of 2005 was $6,426,000 compared with $6,022,000 for the second quarter 2004, a 7% increase. Second quarter 2005 income from commissions from the Company's travel, insurance and investment divisions increased $262,000, or 13%, compared to the same period in 2004, and increased $70,000, or 3%, compared to the quarter ended March 31, 2005. Service charges on deposit accounts and ATM fees increased $85,000, or 3%, compared to the same period in 2004, and increased $432,000, or 14%, compared to the quarter ended March 31, 2005.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter 2005 was $10,770,000 compared with $9,600,000 for the second quarter of 2004, an increase of 12%. Non-interest expense increased 2% when comparing second quarter 2005 to first quarter 2005 expenses of $10,562,000. The Company's efficiency ratio for the quarter ended June 30, 2005, was 48.62% compared to 45.74% in the same quarter in 2004. The efficiency ratio for the second quarter of 2005 improved from the Company's efficiency ratio of 49.61% for the quarter ended March 31, 2005.

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A number of factors contributed to the Company's increase in non-interest expense in the second quarter of 2005 compared to the same period in 2004, but the most significant was continued growth and expansion in personnel and facilities. From June 30, 2004, to June 30, 2005, Great Southern opened a new branch, replaced an existing branch, expanded the loan production offices in Overland Park, Kan., and Rogers, Ark., and opened a new loan production office in St. Louis. Personnel and facilities costs will increase somewhat in the quarter ended September 30, 2005, as the Company completes the previously announced acquisition of three branches in central Missouri.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at June 30, 2005, were $14.5 million, up $8.0 million from December 31, 2004, and up $4.9 million from March 31, 2005. Non-performings as a percentage of total assets were .72%. Compared to December 31, 2004, non-performing loans increased $7.7 million to $12.2 million while foreclosed assets increased $228,000 to $2.3 million. Commercial loans comprise $10.4 million, or 85%, of the total $12.2 million of non-performing loans at June 30, 2005. The increase in non-performing loans during the quarter ended June 30, 2005, was primarily due to the addition of one $3.9 million loan relationship to the non-performing category and the addition of two loans totaling $621,000 to a previously identified non-performing relationship.

The $3.9 million loan relationship was down-graded due to the borrower's cash flow problems during the quarter ended June 30, 2005, to the Non-performing Loans category from the Potential Problem Loans category, where it was discussed in the Company's March 2005 Quarterly Report on Form
10-Q.

Six significant loan relationships were previously included in Non-performing Loans. The first relationship increased by $621,000 during the quarter due to the addition of two loans to the non-performing category and totaled $1.5 million at June 30, 2005. It is secured primarily by an office building, apartments and storage building in the Branson, Mo., area. These loans are part of a larger relationship, which at December 31, 2004, totaled $8.8 million and was included in the Potential Problem Loans category. The second relationship totals $895,000 and is secured primarily by several single-family houses that are completed or under construction in Northwest Arkansas. This relationship totaled $1.9 million at December 31, 2004, and was included in Potential Problem Loans at that time. The relationship has been reduced by approximately $1.0 million since December 31, 2004, through the sale of some of the houses that have been completed. The third relationship totals $744,000 and is secured primarily by a mobile home park in the Kansas City, Mo., metropolitan area. The fourth relationship totals $1.0 million and is secured primarily by the receivables, inventory, equipment and other business assets of a home building materials company in Springfield, Mo.

Two unrelated credit relationships, totaling $629,000 and $489,000, respectively, were included in non-performing loan totals at December 31, 2004, and remain non-performing loans at June 30, 2005. The $629,000 relationship is secured by a commercial retail shopping center near Branson, Mo. The $489,000 relationship is secured primarily by a dinner theater in Branson, Mo., as well as additional real estate collateral and business assets. At June 30, 2005, these seven significant relationships described above accounted for $9.1 million of the non-performing total.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended June 30, 2005, was $31.29.

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Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 31 branches and more than 150 ATMs throughout southwest and central Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and six months ended June 30, 2005 and 2004 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	June 30, 2005	December 31, 2004
	(Dollars in thousands)
Total assets	$2,003,497	$1,845,679
Loans receivable, gross	1,468,469	1,357,997
Allowance for loan losses	24,329	23,489
Foreclosed assets, net	2,263	2,035
Available-for-sale securities, at fair value	392,976	355,104
Held-to-maturity securities, at amortized cost	1,510	1,545
Deposits	1,445,194	1,294,838
Total borrowings	397,271	401,625
Stockholders' equity	148,600	139,187
Non-performing assets	14,496	6,514

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2005	2004	2005	2004	2005
Selected Operating Data:	(Dollars in thousands)
Interest income	$27,538	$20,497	$52,539	$40,348	$25,001
Interest expense	12,014	5,732	21,884	11,376	9,871
Net interest income	15,524	14,765	30,655	28,972	15,130
Provision for loan losses	975	1,200	1,875	2,400	900
Non-interest income	6,426	6,022	12,283	11,563	5,858
Non-interest expense	10,770	9,600	21,332	18,908	10,562
Provision for income taxes	3,265	3,296	6,314	6,345	3,048
Net income	$6,940	$6,691	$13,417	$12,882	$6,478

Per Common Share:
Net income (fully diluted)	$.50	$.48	$.96	$.92	$.46
Book value	$10.85	$9.17	$10.85	$9.17	$10.36
Earnings Performance Ratios:
Annualized return on average assets	1.41%	1.62%	1.39%	1.60%	1.37%
Annualized return on average stockholders' equity	18.84%	21.05%	18.47%	20.54%	18.08%
Net interest margin	3.37%	3.83%	3.41%	3.83%	3.45%
Average interest rate spread	3.05%	3.64%	3.10%	3.65%	3.17%
Adjusted efficiency ratio (excl. foreclosed assets)	48.62%	45.74%	49.11%	46.01%	49.61%
Non-interest expense to average total assets	2.17%	2.31%	2.19%	2.31%	2.21%
Asset Quality Ratios:
Allowance for loan losses to period- end loans	1.66%	1.76%	1.66%	1.76%	1.73%
Non-performing assets to period- end assets	.72%	.60%	.72%	.60%	.50%
Non-performing loans to period- end loans	.83%	.57%	.83%	.57%	.57%
Annualized net charge-offs to average loans	.19%	.18%	.15%	.21%	.11%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	June 30, 2005	December 31, 2004	March 31, 2005
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 97,509	$ 91,847	$ 81,887
Interest-bearing deposits in other financial institutions	1,070	1,364	4,503
Cash and cash equivalents	98,579	93,211	86,390
Available-for-sale securities	392,976	355,104	400,062
Held-to-maturity securities	1,510	1,545	1,545
Mortgage loans held for sale	2,000	671	1,774
Loans receivable, net of allowance for loan losses of
$24,329 - June 2005; $23,489 - December 2004	1,442,140	1,333,837	1,359,120
Interest receivable	9,344	8,056	9,194
Prepaid expenses and other assets	7,587	7,889	7,716
Foreclosed assets held for sale, net	2,263	2,035	1,775
Premises and equipment, net	24,055	23,353	24,112
Investment in Federal Home Loan Bank stock	12,516	14,438	10,775
Refundable income tax	3,709	504	--
Deferred income taxes	6,818	5,036	6,936
Total Assets	$ 2,003,497	$ 1,845,679	$ 1,909,399
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,445,194	$ 1,294,838	$ 1,381,874
Federal Home Loan Bank advances	203,836	231,486	186,164
Short-term borrowings	175,154	151,591	158,897
Subordinated debentures issued to capital trust	18,281	18,548	18,288
Accrued interest payable	3,147	2,195	2,640
Advances from borrowers for taxes and insurance	842	272	551
Accounts payable and accrued expenses	8,443	7,562	18,553
Income taxes payable	--	--	364
Total Liabilities	1,854,897	1,706,492	1,767,331
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2005 - 13,701,107 shares; December 2004 - 13,698,508 shares	137	137	137
Additional paid-in capital	17,778	17,816	17,776
Retained earnings	131,733	122,120	126,954
Accumulated other comprehensive income:
Unrealized loss on available-for-sale securities, net of income taxes	(1,048)	(886)	(2,799)
Total Stockholders' Equity	148,600	139,187	142,068
Total Liabilities and Stockholders' Equity	$ 2,003,497	$ 1,845,679	$ 1,909,399

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED		THREE MONTHS ENDED
	June 30,		June 30,		March 31,
	2005	2004	2005	2004	2005
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 23,236	$ 17,540	$ 44,181	$ 34,730	$ 20,945
Investment securities and other	4,302	2,957	8,358	5,618	4,056
TOTAL INTEREST INCOME	27,538	20,497	52,539	40,348	25,001
INTEREST EXPENSE
Deposits	8,500	4,066	15,324	8,139	6,824
Federal Home Loan Bank advances	2,100	1,266	3,856	2,497	1,756
Short-term borrowings	1,179	263	2,260	465	1,081
Subordinated debentures issued to capital trust	235	137	444	275	210
TOTAL INTEREST EXPENSE	12,014	5,732	21,884	11,376	9,871
NET INTEREST INCOME	15,524	14,765	30,655	28,972	15,130
PROVISION FOR LOAN LOSSES	975	1,200	1,875	2,400	900
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,549	13,565	28,780	26,572	14,230
NONINTEREST INCOME
Commissions	2,315	2,053	4,560	3,986	2,245
Service charges and ATM fees	3,424	3,339	6,415	6,175	2,992
Net realized gains on sales of loans	263	320	438	585	175
Net realized gains (losses) on sales of available-for-sale securities	(3)	--	(23)	(8)	(20)
Net gain (loss) on sales of fixed assets	2	7	(10)	17	(12)
Other income	425	303	903	808	478
TOTAL NONINTEREST INCOME	6,426	6,022	12,283	11,563	5,858
NONINTEREST EXPENSE
Salaries and employee benefits	6,206	5,317	12,355	10,445	6,149
Net occupancy and equipment expense	1,823	1,764	3,466	3,421	1,643
Postage	485	444	943	875	458
Insurance	219	187	443	359	224
Advertising	293	213	550	407	256
Office supplies and printing	225	203	435	400	210
Telephone	259	227	523	440	264
Legal, audit and other professional fees	344	381	678	755	334
Expense on foreclosed assets	99	91	247	258	149
Other operating expenses	817	773	1,692	1,548	875
TOTAL NONINTEREST EXPENSE	10,770	9,600	21,332	18,908	10,562
INCOME BEFORE INCOME TAXES	10,205	9,987	19,731	19,227	9,526
PROVISION FOR INCOME TAXES	3,265	3,296	6,314	6,345	3,048
NET INCOME	$ 6,940	$ 6,691	$ 13,417	$ 12,882	$ 6,478
BASIC EARNINGS PER COMMON SHARE	$.51	$.49	$.98	$.94	$.47
DILUTED EARNINGS PER COMMON SHARE	$.50	$.48	$.96	$.92	$.46
DIVIDENDS DECLARED PER COMMON SHARE	$.13	$.11	$.25	$.21	$.12

Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $485,000 and $348,000 for the three months ended June 30, 2005 and 2004, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended June 30, 2005			Three Months Ended June 30, 2004

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$184,003	$2,486	5.42%	$160,091	$2,005	5.04%
Other residential	118,837	2,063	6.96	111,896	1,788	6.43
Commercial real estate	462,113	7,733	6.71	459,984	6,208	5.43
Construction	371,513	6,133	6.69	226,606	3,367	5.53
Commercial business	100,163	1,670	6.62	94,689	1,302	5.98
Other loans	136,285	2,339	6.88	122,678	2,115	6.93
Industrial revenue bonds	53,103	812	6.14	46,646	755	6.51
Total loans receivable	1,426,017	23,236	6.55	1,222,590	17,540	5.77
Investment securities and other interest-earning assets	421,249	4,302	4.10	328,289	2,957	3.62
Total interest-earning assets	1,847,266	27,538	5.98	1,550,879	20,497	5.31
Noninterest-earning assets:
Cash and cash equivalents	95,877			78,782
Other non-earning assets	24,351			20,357
Total assets	$1,967,494			$1,650,018
Interest-bearing liabilities:
Interest-bearing demand and savings	$383,774	1,901	1.99	$406,402	1,192	1.18
Time deposits	852,028	6,599	3.11	673,597	2,874	1.71
Total deposits	1,235,802	8,500	2.76	1,079,999	4,066	1.51
Short-term borrowings	163,562	1,179	2.89	98,447	263	1.07
Subordinated debentures issued to capital trust	18,378	235	5.13	18,329	137	3.00
FHLB advances	225,292	2,100	3.74	182,555	1,266	2.78
Total interest-bearing liabilities	1,643,034	12,014	2.93	1,379,330	5,732	1.67
Non-interest-bearing liabilities:
Demand deposits	166,571			136,262
Other liabilities	10,580			7,274
Total liabilities	1,820,185			1,522,866
Stockholders' equity	147,309			127,152
Total liabilities and stockholders' equity	$1,967,494			$1,650,018
Net interest income:
Interest rate spread		$15,524	3.05%		$14,765	3.64%
Net interest margin*			3.37%			3.83%
Average interest-earning assets to average interest-bearing liabilities	112.4%			112.4%

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*Defined as the Company's net interest income divided by total interest-earning assets.

Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $870,000 and $668,000 for the six months ended June 30, 2005 and 2004, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Six Months Ended June 30, 2005			Six Months Ended June 30, 2004

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$178,386	$4,766	5.39%	$157,566	$3,977	5.08%
Other residential	118,770	4,066	6.90	112,155	3,599	6.45
Commercial real estate	463,447	14,801	6.44	453,616	12,326	5.46
Construction	350,448	11,146	6.52	217,337	6,480	5.55
Commercial business	102,224	3,304	6.41	91,655	2,529	6.00
Other loans	133,227	4,545	6.88	123,090	4,239	6.93
Industrial revenue bonds	49,875	1,553	6.28	48,240	1,580	6.59
Total loans receivable	1,396,377	44,181	6.38	1,203,659	34,730	5.80
Investment securities and other interest-earning assets	416,448	8,358	4.05	315,679	5,618	3.58
Total interest-earning assets	1,812,825	52,539	5.84	1,519,338	40,348	5.34
Non-interest-earning assets:
Cash and cash equivalents	90,349			70,147
Other non-earning assets	23,931			22,359
Total assets	$1,927,105			$1,611,844
Interest-bearing liabilities:
Interest-bearing demand and savings	$380,123	3,503	1.86	$388,926	2,260	1.17
Time deposits	829,424	11,821	2.87	678,981	5,879	1.74
Total deposits	1,209,547	15,324	2.55	1,067,907	8,139	1.53
Short-term borrowings	166,935	2,260	2.73	86,909	465	1.08
Subordinated debentures issued to capital trust	18,468	444	4.85	18,419	275	3.00
FHLB advances	215,715	3,856	3.60	177,270	2,497	2.83
Total interest-bearing liabilities	1,610,665	21,884	2.74	1,350,505	11,376	1.69
Noninterest-bearing liabilities:
Demand deposits	159,890			128,093
Other liabilities	11,234			7,806
Total liabilities	1,781,789			1,486,404
Stockholders' equity	145,316			125,440
Total liabilities and stockholders' equity	$1,927,105			$1,611,844
Net interest income:
Interest rate spread		$30,655	3.10%		$28,972	3.65%
Net interest margin*			3.41%			3.83%
Average interest-earning assets to average interest-bearing liabilities	112.6%			112.5%

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*Defined as the Company's net interest income divided by total interest-earning assets.